EXHIBIT 99.1

PRESS ANNOUNCEMENT

ADVANCED MEDIA TRAINING, INC.

Advanced Media Training, Inc. Announces Completion of Acquisition of DEMATCO LIMITED

December 11, 2006 - Encino,  California - Advanced Media Training,  Inc. (OTCBB:
"AMTN."), announced that it has exercised its option to acquire all the remaining 92,920,000 issued and outstanding shares of Dematco Limited a UK company. As a result, Dematco is now a wholly owned subsidiary of AMTN. As previously announced on March 20, 2006, in a 5 for 4 stock exchange, AMTN issued 6,464,000 of its common stock for 8,080,000 shares, representing eight percent of Dematco's total issued and outstanding equity. As part of that transaction, AMTN acquired the option to exchange 92,920,000 shares of its common stock for all of the remaining issued and outstanding equity of Dematco.

Upon the closing of the acquisition AMTN's current officers and directors were replaced by the appointments of Mr Robert Stevens as a director and Chief Executive Officer; and Mr. Lindsay Smith as a non-executive director .

Dematco is a UK company incorporated in England and Wales and it has operations in the UK and Switzerland. It is engaged in dematerializing or converting financial instruments from paper form to electronic form so as to enable such instruments to be traded electronically on exchanges or exchange platforms on a peer to peer basis. It is currently engaged in a significant transaction to convert insurance products into electronic form for Admiral Asset Group, Inc. that is involved in the trading of such insurance products.

Prior to resigning as AMTN's president, Mr Buddy Young stated: "when we first acquired a minority position early this year and entered into the option agreement with their shareholders, we recognized Dematco's potential for rapid revenue growth. During these past months we have been delighted at the substantial progress made by them. I welcome the new shareholders in AMTN and the new directors to the board and wish them well for the future. AMTN will continue to be based in Encino, and I shall remain a consultant to the Company helping to ensure the integration of Dematco's business into AMTN as it grows and prospers."

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to meet schedule, or performance requirements of the Company's contracts the Company's liquidity position; the Company's ability to obtain new contracts, and the emergence of competitors with greater financial resources and the impact of competitive pricing. In the light of these uncertainties the forward-looking events referred to in this release might not occur.


Advanced Media Training, Inc.                       For Information, Contact:
17337 Ventura Blvd.,                                             Buddy Young
Encino, California 91316